NEWS RELEASE

Expanded Rochester Mine Achieves Mid-Year Target Run Rates
Operation now routinely achieving targeted daily throughput rate of 88,000 tons per day

Chicago, Illinois – July 11, 2024 – Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported that its recently-expanded Rochester silver and gold mine in Nevada successfully completed ramp-up activities at the end of the second quarter by achieving daily throughput rates of over 88,000 tons per day.

“With the ramp-up to steady-state throughput now achieved, Rochester is expected to lead the Company to a free cash flow inflection point during the second half of the year, which will enable the Company to reduce debt levels,” said Mitchell J. Krebs, Chairman, President and Chief Executive Officer. “The team has worked tirelessly to complete the ramp-up and will now turn its focus to a range of optimization efforts while establishing an operating rhythm at the higher mining, crushing, and placement rates now being achieved.”

Approximately 4.3 million tons of ore were placed on the new Stage 6 leach pad during the second quarter bringing the total tons placed to 15.5 million tons. Crushing and placement rates were lighter than initially planned during the second quarter while mining rates exceeded plan. Down days taken during the second quarter have Rochester well positioned to deliver crushing and placement rates of 7 – 8 million tons per quarter during the second half of the year and into 2025.

At full capacity, throughput levels are expected to be approximately 2.5 times higher than historical levels, or approximately 32 million tons per year, making Rochester one of the world’s largest open pit heap leach operations and America’s largest source of domestically produced and refined silver.

The Company will report its second quarter 2024 operational and financial results after the New York Stock Exchange closes for trading on Wednesday, August 7, 2024. The Company will be hosting a conference call at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, August 8, 2024.

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with four wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip polymetallic critical minerals exploration project in British Columbia.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding the Company’s anticipated production, cash flow, debt repayment, ramp-up, operations, expectations and initiatives at Rochester, including the Rochester expansion project. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost, expense and free cash flow levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of or demand for gold and silver and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, changes in mining laws, ground conditions and, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to which Coeur markets its production, the

NEWS RELEASE

potential effects of future pandemics, including impacts to the availability of our workforce, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production and on the communities where we operate, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100
Chicago, Illinois 60606
Attention: Jeff Wilhoit, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining